EXHIBIT 10.4

GOLDEN OVAL EGGS
GRAIN HANDLER OPERATING AGREEMENT
WITH FARMERS COOPERATIVE COMPANY

THIS GRAIN HANDLER OPERATING AGREEMENT (Agreement) is dated as of August 1, 2001 and is between Golden Oval Eggs (GOE) and Farmers Cooperative Company (FCC).

GOE hereby designates FCC as the Grain Handler for grain delivered by its farmer members or grain purchased through the corn delivery alternative by its farmer members.

GOE and FCC agree as follows:

DUTIES OF GOLDEN OVAL EGGS

•                                          GOE will provide FCC with a member delivery schedule prior to each fiscal year based on the anticipated monthly member deliveries.

•                                          GOE will send delivery notices to its members on a monthly basis.

Physical Delivery of Corn

•                                          GOE members will notify FCC a minimum of 15 days prior to their delivery month to schedule a delivery week.

Corn Delivery Alternative

•                                          GOE members will notify FCC a minimum of 15 days prior to delivery time of intent to use alternative.

•                                          The GOE member will have until the end of the month preceding their scheduled delivery month to establish a price. All pricing by GOE members must be done during an active session of the CBOT between the weekday hours of 9:30 a.m. and 1:15 p.m. The GOE member will have until 1:00 p.m. On the last business weekday of the month preceding their scheduled delivery month to establish a price.

•                                          If the member has not established a corn price prior to the end of the month preceding their scheduled delivery month, FCC’s published closing bid price, plus $.05 per bushel, on the last day of the month will be used.

•                                          If a member does not notify FCC of its intent to use the corn delivery alternative, the member will either have to deliver the commitment at a time determined by FCC or purchase the commitment at a price to be determined by FCC.

•                                          GOE member must make payment to FCC by the 10th of the scheduled delivery month.

•                                          If a member of GOE does not pay for the corn that they have contracted to purchase from FCC by the specified due date, FCC will provide a list of the nonpayments and GOE agrees to pay FCC for the contracted purchase upon demand.

Grain Handling Charges

•                                          Upon commencement of delivering corn to a feed mill facility in the Thompson area, GOE agrees to pay $0.05 per bushel for handling charges based on usage at its Thompson facility. The fees will be charged as bushels are delivered for feed. The fees will be payable by the end of the following month in which they are incurred.

•                                          GOE will have until the 10th of the month following each delivery month to sell any corn bushels remaining in the grain bank after FCC has delivered the quantity of corn required by feed mill for the respective month. If the bushels are not sold, $0.035 per bushel, per month will be assessed on all remaining bushels.

Business Office:

340 Dupont Avenue NE, P.O. Box 615
Renville, Minnesota 56284
320-329-8182
320-329-3246	(fax)
Website:	www.goldenovaleggs.com

DUTIES OF FCC

Physical Delivery of Corn

FCC will schedule deliveries for the month based on the anticipated member deliveries provided by GOE. (Delivery preference will be given in the order in which notifications are received by FCC).

•                                          Deliveries will be accepted at FCC facilities in Rake, Britt, Bradford and Greene, Iowa. Additional delivery points may be added with authorization from FCC and GOE.

Corn Delivery Alternative

•                                          FCC will sell corn to GOE members at FCC’s published closing bid price plus $.05 per bushel for the member’s scheduled delivery month, up to one month prior to that time. (i.e. If it is currently the month of March, members may buy corn for April at FCC’s published closing bid price for April plus $.05 per bushel).

•                                          FCC will send out a sales contract at the time of the sale indicating terms of sale. (This will be the only notice sent for payment due). Payments from members are due by the 10th of the scheduled delivery month.

Delivery Notification to Golden Oval Eggs

•                                          FCC will have the responsibility of tracking GOE member deliveries and make notification to GOE of the status of those deliveries. FCC will provide a list of the previous week deliveries to GOE every Monday by 9:00 a.m. via facsimile or e-mail.

•                                          FCC will reconcile GOE grain bank position and notify GOE of its position within 5 days following each delivery month.

Grain Handling Charges

•                                          A transportation fee for delivering corn from FCC facilities to Feed Mill will be established.  FCC and GOE will agree on transportation rates beforehand.

The term of this agreement shall be from the date of the agreement to August 31, 2002.

GOLDEN OVAL EGGS		FARMERS COOPERATIVE COMPANY

By	/s/ Marie Staley	By	/s/ Tom Miller

Its	Vice President	Its	Grain Department Manager

Date	8-31-01	Date	8/8/01